Exhibit 23(b)

                      [Peters Elworthy & Moore letterhead]

NCT Group, Inc.
1025 West Nursery Road

Suite 120                                 Our Ref:    PRC/J
Linthicum
Maryland  21090                           Date:       June 13, 2000
USA

Dear Sirs

We consent to the incorporation by reference to the Pre-effective Amendment to the Registration Statement on Form S-1 of our report dated February 17, 2000, on the financial statements and schedule of Noise Cancellation Technologies (Europe) Limited as at December 31, 1999 and December 31, 1998 and for each of the years in the three year period ended December 31, 1999, included in NCT Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, and to the reference to the firm under the caption "Experts" included in the Prospectus.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE